MERGER AGREEMENT

           MERGER AGREEMENT dated as of February 19, 1998 (this
 "Agreement"), by and among PARTNERS FIRST RECEIVABLES FUNDING CORPORATION, a Delaware corporation (the "Company") and PARTNERS FIRST RECEIVABLES FUNDING, LLC.

                           W I T N E S S E T H :

           WHEREAS, Partners First Receivables, LLC ("Receivables") owns 100% of the issued and outstanding shares of common stock, no par value per share, of the Company (all of such shares of common stock being collectively referred to as the "Shares");

           WHEREAS, Receivables has caused the formation of the LLC under the Delaware Limited Liability Company Act and owns 100% of the interests therein; and

           WHEREAS, Receivables desires to merge the Company into the LLC pursuant to Delaware Law (as defined below) and pursuant to the terms and conditions set forth in this Agreement and the Certificate of Merger regarding same (the "Merger");

           NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreement contained herein, the parties hereto agree as follows:

                                 ARTICLE I.


                                 THE MERGER

           1.1. Merger. Subject to the terms and conditions hereof and in accordance with the applicable provisions of the Limited Liability Company Act and the General Corporation Law of the State of Delaware (collectively, the "Delaware Law"), the Company will be merged with and into LLC at the Effective Time (as defined in Section 1.2) and the separate corporate existence of the Company will thereupon cease (the "Merger").

           1.2. Effective Time. At the time the LLC files a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware as provided under Delaware Law, the Merger will become effective (the "Effective Time").

           1.3. Effect of Merger. The LLC will be the surviving entity in the Merger (sometimes hereinafter referred to as the "Surviving Company"), and the separate corporate existence of the Company will cease upon the Merger. The Limited Liability Company Agreement of the LLC dated as of the date hereof (the "LLC Agreement") will be the limited liability company agreement of the Surviving Company and the members and the managers of the Surviving Company shall be as set forth in such LLC Agreement, from and after the Effective Time, to serve in accordance with Delaware Law and the terms of the LLC Agreement. The consummation of the Merger will have the effects provided in Delaware Law with respect to a merger of a domestic corporation into a domestic limited liability company. At the Effective Time, the stock transfer books of the Company will be closed, and no transfer of the Shares will thereafter be made.

           1.4. Outstanding Shares. At the Effective Time, all of the Company's then-outstanding Shares will be cancelled and retired. The interests of Receivables in the Surviving Company shall be as set forth in the LLC Agreement.

                                ARTICLE II.

                          MISCELLANEOUS PROVISIONS

           2.1. Amendment and Modification. This Agreement may be amended or modified at any time by the parties hereto, but only pursuant to an instrument in writing signed by the parties.

           2.2. Entire Agreement; Assignment. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

           2.3. Validity. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions in any other situation or in any other jurisdiction.

           2.4. Governing Law. This Agreement shall be governed by, enforced under and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule thereof.

           2.5. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

           2.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           2.7. Expenses. Whether or not this Agreement and the transactions contemplated hereby are consummated, and except as otherwise expressly set forth herein, all costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

           2.8. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

           2.9. No Waivers. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the parties, shall constitute a waiver of any such right, power or remedy. No waiver by either party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way rights arising by virtue of any prior or subsequent occurrence. No waiver shall be valid unless in writing and signed by the party against whom such waiver is sought to be enforced.


           IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be signed by its duly authorized representative as of the date first above written.

                                   COMPANY:

                                   PARTNERS FIRST RECEIVABLES
                                     FUNDING CORPORATION


                                   By:  /s/ Mark Norwicz
                                       ______________________
                                       Name: Mark Norwicz



                                   LLC:

                                   PARTNERS FIRST RECEIVABLES FUNDING, LLC


                                   By:  /s/ John R. Soderlund
                                       _______________________
                                       Name: John R. Soderlund